Exhibit 1

Toowoomb

December 2017 PILLAR 3 REPORT

INCORPORATING THE REQUIREMENTS OF APS330

200 years proudly supporting Australia

Left to right:
Westpac customer Wakatu Incorporation
Westpac Toowoomba employees, Ben Hilsdon and Cara Jones
1950's proof machinist

Westpac Banking Corporation
ABN 33 007 457 141

Pillar 3 report
Table of contents

Structure of Pillar 3 report

Executive summary	3
Introduction	4
Group structure	5
Capital overview	7
Leverage ratio	10
Credit risk exposures	11
Securitisation	15
Appendix
Appendix I – APS330 Quantitative requirements	18
Disclosure regarding forward-looking statements	19

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

In this report, unless otherwise stated, disclosures reflect the Australian Prudential Regulation Authority’s (APRA) implementation of Basel III.

Information contained in or accessible through the websites mentioned in this report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report.  All references in this report to websites are inactive textual references and are for information only.

Westpac Group December 2017 Pillar 3 Report | 2

Pillar 3 report
Executive summary

	31 December 2017	30 September 2017	31 December 2016
The Westpac Group at Level 2
Common equity Tier 1 capital ratio %	10.1	10.6	9.3
Additional Tier 1 capital %	2.1	2.1	1.6
Tier 1 capital ratio %	12.2	12.7	10.9
Tier 2 capital %	2.1	2.1	2.5
Total regulatory capital ratio %	14.3	14.8	13.4
APRA leverage ratio %	5.5	5.7	5.0

Westpac’s common equity Tier 1 (CET1) capital ratio was 10.1% at 31 December 2017. Consistent with the normal quarterly trend, capital generated for the quarter was more than offset by the payment of the 2017 final dividend (net of the dividend reinvestment plan) and portfolio growth. During the quarter, risk weighted assets (RWA) increased $6.1 billion, primarily due to modelling changes for credit risk RWA and portfolio growth.  Credit quality improved across the portfolio partially offsetting these impacts.

$m	31 December 2017	30 September 2017	31 December 2016
Risk weighted assets at Level 2
Credit risk	355,865	349,258	357,842
Market risk	7,607	8,094	6,134
Operational risk	31,229	31,229	31,613
Interest rate risk in the banking book	11,585	11,101	10,561
Other	4,008	4,553	5,314
Total RWA	410,294	404,235	411,464

Total Exposure at Default	1,003,521	990,853	990,963

Total RWA increased $6.1 billion or 1.5% this quarter:

▪                  Credit risk RWA increased $6.6 billion or 1.9%:

-                 Modelling changes added $4.2 billion to RWA mostly from:

o                updates to models for small business in line with APRA guidance on the definition of default ($1.8 billion increase);

o                changes in the modelling for credit cards and personal loans which include updated data for facilities in hardship ($1.7 billion increase); and

o                reclassification of $6.6 billion of mortgage exposures to business related categories ($0.7 billion net RWA increase). The reclassification follows APRA industry guidance that where the purpose of a mortgage loan is business related these loans should be classified under business related categories. A summary of this reclassification is provided below;

-                 Portfolio growth added $4.2 billion to RWA;

-                 Mark-to-market related credit risk RWA increased $0.2 billion;

-                 Improved credit quality across the portfolio, particularly in corporate lending, reduced RWA $1.7 billion; and

-                 Foreign currency translation impacts, primarily related to NZ$ lending, decreased RWA $0.3 billion.

▪                  Non-credit RWA decreased $0.5 billion or 1.0%. Lower risk weighted assets for market risk ($0.5 billion) and other assets ($0.5 billion) was partially offset by an increase in interest rate risk in the banking book (IRRBB) ($0.5 billion) mostly from higher capital for credit spread risk for liquid assets.

Exposure at Default

Over the quarter, EAD increased $12.7 billion (up 1.3%), primarily driven by portfolio growth in residential mortgages ($4.4 billion), corporates ($2.8 billion), derivatives ($2.1 billion) and sovereigns ($1.4 billion)1.

Leverage Ratio

The leverage ratio represents the amount of Tier 1 capital relative to exposure2. At 31 December 2017, Westpac’s leverage ratio was 5.5%. APRA has yet to prescribe any minimum leverage ratio requirements.

[1] Movements exclude the impact of reclassifications this quarter.
2 As defined under Attachment D of APS110: Capital Adequacy

Westpac Group December 2017 Pillar 3 Report | 3

Pillar 3 report
Executive summary

Reclassification of credit risk exposures

Asset class reclassifications in the December 2017 quarter impacted a number of the tables in this report.  The impact on EAD and RWA of these reclassifications is summarised below.

	Reclassification of:
Impacts	Mortgages for a business purpose		Exposures to small business		Total
$b	EAD	RWA	EAD	RWA	EAD	RWA
Residential mortgages	(6.6)	(2.4)	-	-	(6.6)	(2.4)
Business Lending	3.1	1.6	(1.6)	(0.9)	1.5	0.7
Small Business	2.6	0.7	2.0	1.3	4.6	2.0
Specialised lending	0.7	0.7	(0.3)	(0.2)	0.4	0.5
Corporate	0.2	0.1	(0.1)	(0.1)	0.1	-
Total	-	0.7	-	0.1	-	0.8

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Pillar 3 report
Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by the Australian Prudential Regulation Authority (APRA). APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach (AMA) for operational risk.

In accordance with APS330 Public Disclosure, financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

In addition to this report, the regulatory disclosures section of the Westpac website1 contains the reporting requirements for:

●                  Capital instruments under Attachment B of APS330; and

●                  The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually).

Capital instruments disclosures are updated when:

●                  A new capital instrument is issued that will form part of regulatory capital; or

●                  A capital instrument is redeemed, converted into CET1 capital, written off, or its terms and conditions are changed.

[1] http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

Westpac Group December 2017 Pillar 3 Report | 5

Pillar 3 report
Group structure

Westpac seeks to ensure that it is adequately capitalised at all times. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

●                  Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

●                  Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and

●                  Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation3

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

●                  insurance;

●                  acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

●                  non-financial (commercial) operations; or

●                  special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

1 APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.
[2] Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.
[3] Refer to Note 35 of Westpac’s 2017 Annual Report for further details.

Westpac Group December 2017 Pillar 3 Report | 6

Pillar 3 report
Group structure

Subsidiary banking entities

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the AMA for operational risk. Other subsidiary banking entities in the Group include Westpac Bank-PNG-Limited and Westpac Europe Limited. For the purposes of determining Westpac’s capital adequacy subsidiary banking entities are consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities1. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking, insurance and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

On 15 November 2017, the RBNZ advised WNZL of changes to its conditions of registration resulting from its review of WNZL’s compliance with the RBNZ’s ‘Capital Adequacy Framework (Internal Models Based Approach) (BS2B). The changes to WNZL’s conditions of registration came into effect on 31 December 2017 and increase the minimum Total Capital ratio, Tier 1 Capital ratio and Common Equity Tier 1 Capital ratio of WNZL and its controlled entities by 2%. WNZL has also undertaken to the RBNZ to maintain the Total Capital ratio of WNZL and its controlled entities above 15.1%. WNZL and its controlled entities retain an appropriate amount of capital to comply with the increased minimum ratios.

[1]      For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

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Pillar 3 report Capital overview

Capital management strategy

Westpac’s approach to capital management seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised as an ADI. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

●                  the development of a capital management strategy, including consideration of regulatory minimums, capital buffers and contingency plans;

●                  consideration of both economic and regulatory capital requirements;

●                  a stress testing framework  that challenges the capital measures, coverage and requirements including the impact of adverse economic scenarios; and

●                  consideration of the perspectives of external stakeholders including rating agencies and equity and debt investors.

In light of APRA’s announcement on “unquestionably strong” capital on 19 July 2017, Westpac has ceased to use its preferred range for the CET1 ratio of 8.75% to 9.25% as a guide to managing capital levels. Westpac will revise its preferred range for the CET1 ratio once APRA finalises its review of the capital adequacy framework.  In the interim, Westpac will seek to operate with a CET1 ratio of at least 10.5% in March and September as measured under the existing capital framework. This also takes into consideration:

●                  current regulatory capital minimums and the capital conservation buffer (“CCB”), which together are the total CET1 requirement. In line with the above, the total CET1 requirement for Westpac is at least 8.0%, based upon an industry minimum CET1 requirement of 4.5% plus a capital buffer of at least 3.5% applicable to domestic systemically important banks (D-SIBs)1;

●                  stress testing to calibrate an appropriate buffer against a downturn; and

●                  quarterly volatility of capital ratios due to the half yearly cycle of ordinary dividend payments.

Should the CET1 ratio fall below the total CET1 requirement, restrictions on the distribution of earnings will apply. This includes restrictions on the amount of earnings that can be distributed through dividends, Additional Tier 1 capital distributions and discretionary staff bonuses.

Westpac’s capital adequacy ratios

%	31 December 2017	30 September 2017	31 December 2016
The Westpac Group at Level 2
Common equity Tier 1 capital ratio	10.1	10.6	9.3
Additional Tier 1 capital	2.1	2.1	1.6
Tier 1 capital ratio	12.2	12.7	10.9
Tier 2 capital	2.1	2.1	2.5
Total regulatory capital ratio	14.3	14.8	13.4

The Westpac Group at Level 1
Common equity Tier 1 capital ratio	9.9	10.4	9.4
Additional Tier 1 capital	2.2	2.2	1.8
Tier 1 capital ratio	12.1	12.6	11.2
Tier 2 capital	2.3	2.4	2.8
Total regulatory capital ratio	14.4	15.0	14.0

Westpac New Zealand Limited’s capital adequacy ratios

%	31 December 2017	30 September 2017	31 December 2016
Westpac New Zealand Limited
Common equity Tier 1 capital ratio	11.5	11.1	10.9
Additional Tier 1 capital	2.8	2.9	-
Tier 1 capital ratio	14.3	14.0	10.9
Tier 2 capital	2.2	2.1	1.9
Total regulatory capital ratio	16.5	16.1	12.8

[1] Noting that APRA may apply higher CET1 requirements for an individual ADI.

Westpac Group December 2017 Pillar 3 Report | 8

Pillar 3 report Capital overview

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. More detailed disclosures on the prudential assessment of capital requirements are presented in the following sections of this report.

31 December 2017	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	71,735	1,870	73,605	5,888
Business lending	35,035	1,030	36,065	2,885
Sovereign	1,526	965	2,491	199
Bank	6,105	42	6,147	492
Residential mortgages	126,091	5,435	131,526	10,522
Australian credit cards	6,358	-	6,358	509
Other retail	13,703	1,007	14,710	1,177
Small business	15,832	-	15,832	1,267
Specialised lending	57,675	429	58,104	4,648
Securitisation	4,425	-	4,425	354
Mark-to-market related credit risk[3]	-	6,602	6,602	528
Total	338,485	17,380	355,865	28,469
Market risk			7,607	608
Operational risk			31,229	2,498
Interest rate risk in the banking book			11,585	927
Other assets[4]			4,008	321
Total			410,294	32,823

30 September 2017	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	71,160	1,663	72,823	5,826
Business lending	34,638	1,036	35,674	2,854
Sovereign	1,505	960	2,465	197
Bank	5,905	89	5,994	480
Residential mortgages	127,825	4,785	132,610	10,609
Australian credit cards	5,665	-	5,665	453
Other retail	13,250	1,028	14,278	1,142
Small business	11,708	-	11,708	937
Specialised lending	57,081	385	57,466	4,597
Securitisation	4,167	-	4,167	333
Mark-to-market related credit risk[3]	-	6,408	6,408	513
Total	332,904	16,354	349,258	27,941
Market risk			8,094	648
Operational risk			31,229	2,498
Interest rate risk in the banking book			11,101	888
Other assets[4]			4,553	364
Total			404,235	32,339

[1]  Total capital required is calculated as 8% of total risk weighted assets.

[2]  Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

[3]  Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

[4]  Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Westpac Group December 2017 Pillar 3 Report | 9

Pillar 3 report Capital overview

31 December 2016	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	80,472	1,449	81,921	6,554
Business lending	33,821	1,277	35,098	2,808
Sovereign	1,687	1,136	2,823	226
Bank	6,240	58	6,298	504
Residential mortgages	126,083	4,449	130,532	10,443
Australian credit cards	5,806	-	5,806	465
Other retail	13,765	1,058	14,823	1,186
Small business	11,419	-	11,419	914
Specialised lending	57,199	397	57,596	4,608
Securitisation	4,104	-	4,104	328
Mark-to-market related credit risk[3]	-	7,422	7,422	594
Total	340,596	17,246	357,842	28,630
Market risk			6,134	491
Operational risk			31,613	2,529
Interest rate risk in the banking book			10,561	845
Other assets[4]			5,314	425
Total			411,464	32,920

[1]  Total capital required is calculated as 8% of total risk weighted assets.

[2]  Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

[3]  Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

[4]  Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

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Pillar 3 report Leverage ratio disclosure

Summary leverage ratio

The following table summarises Westpac’s leverage ratio at 31 December 2017. This has been determined using APRA’s definition of the leverage ratio as specified in APS110 Capital Adequacy.

$ billion	31 December 2017	30 September 2017	30 June 2017	31 March 2017
Tier 1 Capital	50.0	51.2	47.6	47.2
Total Exposures	909.7	903.5	907.4	892.2
Leverage ratio %	5.5%	5.7%	5.2%	5.3%

Westpac Group December 2017 Pillar 3 Report | 11

Pillar 3 report Credit risk exposures

Summary credit risk disclosure

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 December 2017	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 3 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	129,663	71,735	565	431	176	94	-
Business lending	53,883	35,035	601	423	260	154	25
Sovereign	72,896	1,526	1	1	-	-	-
Bank	22,672	6,105	7	7	-	-	-
Residential mortgages	540,479	126,091	1,153	952	313	106	20
Australian credit cards	19,809	6,358	370	311	92	48	73
Other retail	17,760	13,703	590	451	318	135	89
Small business	32,724	15,832	450	320	150	77	25
Specialised Lending	67,897	57,675	833	605	158	54	1
Securitisation	27,486	4,425	-	-	-	-	-
Standardised[2]	18,252	17,380	-	-	20	11	-
Total	1,003,521	355,865	4,570	3,501	1,487	679	233

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2017	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	126,747	71,160	594	458	215	93	384
Business lending	52,525	34,638	637	417	307	166	150
Sovereign	71,471	1,505	1	1	-	-	-
Bank	21,142	5,905	7	7	-	-	-
Residential mortgages	542,687	127,825	1,173	968	271	105	87
Australian credit cards	19,723	5,665	298	227	108	55	330
Other retail	17,929	13,250	527	380	296	139	395
Small business	27,421	11,708	300	191	118	51	73
Specialised Lending	67,109	57,081	849	600	208	94	68
Securitisation	26,712	4,167	-	-	-	-	-
Standardised[2]	17,387	16,354	-	-	19	11	1
Total	990,853	349,258	4,386	3,249	1,542	714	1,488

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 December 2016	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 3 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	135,750	80,472	976	540	848	408	(2)
Business lending	51,186	33,821	655	399	355	218	26
Sovereign	80,738	1,687	2	2	-	-	-
Bank	21,760	6,240	7	7	-	-	-
Residential mortgages	527,700	126,083	1,107	944	231	77	20
Australian credit cards	20,084	5,806	331	264	97	61	76
Other retail	18,709	13,765	568	443	215	124	90
Small business	26,907	11,419	314	197	109	47	18
Specialised Lending	67,663	57,199	971	596	303	114	25
Securitisation	24,091	4,104	-	-	-	-	-
Standardised[2]	16,375	17,246	-	-	22	11	-
Total	990,963	357,842	4,931	3,392	2,180	1,060	253

[1] Includes regulatory expected losses for defaulted and non-defaulted exposures. [2] Includes mark-to-market related credit risk.

Westpac Group December 2017 Pillar 3 Report | 12

Pillar 3 report Credit risk exposures

Exposure at Default by major type

31 December 2017	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	3 months ended[1]
Corporate	62,545	56,756	10,362	129,663	128,205
Business lending	40,228	13,655	-	53,883	53,204
Sovereign	68,253	1,934	2,709	72,896	72,184
Bank	14,184	1,928	6,560	22,672	21,907
Residential mortgages	462,360	78,119	-	540,479	541,583
Australian credit cards	9,975	9,834	-	19,809	19,766
Other retail	14,181	3,579	-	17,760	17,845
Small business	25,643	7,081	-	32,724	30,073
Specialised lending	52,308	14,584	1,005	67,897	67,503
Securitisation[2]	20,424	6,933	129	27,486	27,099
Standardised	13,893	1,154	3,205	18,252	17,820
Total	783,994	195,557	23,970	1,003,521	997,187

30 September 2017	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	12 months ended[3]
Corporate	60,844	56,098	9,805	126,747	130,130
Business lending	38,784	13,741	-	52,525	51,174
Sovereign	67,083	1,895	2,493	71,471	73,758
Bank	13,386	1,794	5,962	21,142	20,992
Residential mortgages	463,363	79,324	-	542,687	531,347
Australian credit cards	9,794	9,929	-	19,723	19,960
Other retail	14,288	3,641	-	17,929	18,405
Small business	22,039	5,382	-	27,421	27,424
Specialised lending	51,847	14,308	954	67,109	67,310
Securitisation[2]	20,399	6,182	131	26,712	25,029
Standardised	13,738	1,163	2,486	17,387	16,499
Total	775,565	193,457	21,831	990,853	982,028

31 December 2016	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	3 months ended[4]
Corporate	61,982	60,548	13,220	135,750	134,143
Business lending	37,526	13,660	-	51,186	50,024
Sovereign	75,195	2,107	3,436	80,738	75,829
Bank	13,494	2,120	6,146	21,760	21,607
Residential mortgages	447,976	79,724	-	527,700	523,630
Australian credit cards	10,279	9,805	-	20,084	20,114
Other retail	14,970	3,739	-	18,709	18,726
Small business	21,413	5,494	-	26,907	27,758
Specialised lending	52,261	14,427	975	67,663	67,832
Securitisation[2]	19,159	4,748	184	24,091	23,658
Standardised	13,074	1,291	2,010	16,375	15,951
Total	767,329	197,663	25,971	990,963	979,272

[1]  Average is based on exposures as at 31 December 2017 and 30 September 2017.

[2] The EAD associated with securitisations is for the banking book only.

[3] Average is based on exposures as at 30 September 2017, 30 June 2017, 31 March 2017, 31 December 2016, and 30 September 2016.

[4] Average is based on exposures as at 31 December 2016 and 30 September 2016.

Westpac Group December 2017 Pillar 3 Report | 13

Pillar 3 report Credit risk exposures

Loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All Individually Assessed Provisions (IAP) raised under Australian Accounting Standards (AAS) are classified as specific provisions. Collectively Assessed Provisions (CAP) raised under AAS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS220 in addition to provisions reported by Westpac under AAS. For capital adequacy purposes the GRCL adjustment is deducted from CET1. Eligible GRCL is included in Tier 2 capital.

31 December 2017		AAS Provisions		GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	454	225	679	NA	679
for defaulted but not impaired loans	NA	183	183	NA	183
General Reserve for Credit Loss	NA	2,248	2,248	338	2,586
Total provisions for impairment charges	454	2,656	3,110	338	3,448

30 September 2017		AAS Provisions		GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	480	234	714	NA	714
for defaulted but not impaired loans	NA	175	175	NA	175
General Reserve for Credit Loss	NA	2,230	2,230	332	2,562
Total provisions for impairment charges	480	2,639	3,119	332	3,451

31 December 2016		AAS Provisions		GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	841	219	1,060	NA	1,060
for defaulted but not impaired loans	NA	153	153	NA	153
General Reserve for Credit Loss	NA	2,408	2,408	337	2,745
Total provisions for impairment charges	841	2,780	3,621	337	3,958

Westpac Group December 2017 Pillar 3 Report | 14

Pillar 3 report Credit risk exposures

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due not impaired, impaired loans, related provisions and actual losses is broken down by concentrations reflecting Westpac’s asset categories.

	Items		Specific	Specific	Actual
31 December 2017	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	3 months ended
Corporate	72	176	94	53%	-
Business lending	199	260	154	59%	25
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	2,783	313	106	34%	20
Australian credit cards	-	92	48	52%	73
Other retail	-	318	135	42%	89
Small business	136	150	77	51%	25
Specialised lending	258	158	54	34%	1
Securitisation	-	-	-	-	-
Standardised	18	20	11	55%	-
Total	3,466	1,487	679	46%	233

	Items		Specific	Specific	Actual
30 September 2017	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Corporate	57	215	93	43%	384
Business lending	238	307	166	54%	150
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	2,761	271	105	39%	87
Australian credit cards	-	108	55	51%	330
Other retail	-	296	139	47%	395
Small business	122	118	51	43%	73
Specialised lending	261	208	94	45%	68
Securitisation	-	-	-	-	-
Standardised	19	19	11	58%	1
Total	3,458	1,542	714	46%	1,488

	Items		Specific	Specific	Actual
31 December 2016	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	3 months ended
Corporate	250	848	408	48%	(2)
Business lending	219	355	218	61%	26
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	2,613	231	77	33%	20
Australian credit cards	-	97	61	63%	76
Other retail	-	215	124	58%	90
Small business	118	109	47	43%	18
Specialised lending	94	303	114	38%	25
Securitisation	-	-	-	-	-
Standardised	16	22	11	50%	-
Total	3,310	2,180	1,060	49%	253

Westpac Group December 2017 Pillar 3 Report | 15

Pillar 3 report Securitisation

Banking book summary of securitisation activity by asset type

For the 3 months ended
31 December 2017	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	10,867	-
Credit cards	-	-
Auto and equipment finance	1,436	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	12,303	-

For the 12 months ended
30 September 2017	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	14,732	-
Credit cards	-	-
Auto and equipment finance	2,508	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	17,240	-

For the 3 months ended
31 December 2016	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	2,506	-
Credit cards	-	-
Auto and equipment finance	120	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	2,626	-

Westpac Group December 2017 Pillar 3 Report | 16

Pillar 3 report Securitisation

Banking book summary of on and off-balance sheet securitisation by exposure type

31 December 2017	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	9,412	-	9,412
Liquidity facilities	33	-	881	914
Funding facilities	10,960	-	5,989	16,949
Underwriting facilities	-	-	82	82
Lending facilities	-	-	129	129
Warehouse facilities	-	-	-	-
Total	10,993	9,412	7,081	27,486

30 September 2017	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	8,717	-	8,717
Liquidity facilities	-	-	1,016	1,016
Funding facilities	11,682	-	5,084	16,766
Underwriting facilities	-	-	82	82
Lending facilities	-	-	131	131
Warehouse facilities	-	-	-	-
Total	11,682	8,717	6,313	26,712

31 December 2016	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	6,785	-	6,785
Liquidity facilities	84	-	1,117	1,201
Funding facilities	12,263	-	3,568	15,831
Underwriting facilities	-	-	90	90
Lending facilities	-	-	184	184
Warehouse facilities	-	-	-	-
Total	12,347	6,785	4,959	24,091

Westpac Group December 2017 Pillar 3 Report | 17

Pillar 3 report Securitisation

Trading book summary of on and off-balance sheet securitisation by exposure type1

31 December 2017	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	125	-	125
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	51	51
Other derivatives	-	-	43	43
Total	-	125	94	219

30 September 2017	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	130	-	130
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	54	54
Other derivatives	-	-	56	56
Total	-	130	110	240

31 December 2016	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	10	98	-	108
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	56	56
Other derivatives	-	-	67	67
Total	10	98	123	231

1  EAD associated with trading book securitisation is not included in EAD by major type on page 13. Trading book securitisation exposure is captured and risk weighted under APS116 Capital Adequacy: Market Risk.

Westpac Group December 2017 Pillar 3 Report | 18

Pillar 3 report Appendix I - APS330 quantitative requirements

The following table cross-references the quantitative disclosure requirements outlined in Attachment C of APS330 to the quantitative disclosures made in this report.

APS330 reference		Westpac disclosure	Page

General Requirements Paragraph 47		Summary leverage ratio	11

Attachment C
Table 3: Capital Adequacy	(a) to (e) (f)	Capital requirements Westpac’s capital adequacy ratios Capital adequacy ratios of major subsidiary banks	9 8 8
Table 4: Credit Risk - general disclosures	(a) (b) (c)	Exposure at Default by major type Impaired and past due loans General reserve for credit loss	13 15 14
Table 5: Securitisation exposures	(a) (b)	Banking Book summary of securitisation activity by asset type	16
		Banking Book summary of on and off-balance sheet securitisation by exposure type	17
		Trading Book summary of on and off-balance sheet securitisation by exposure type	18

Exchange rates

The following exchange rates were used in this Westpac Pillar 3 report, and reflect spot rates for the period end.

	$31 December 2017	30 September 2017	31 December 2016
USD	0.7798	0.7844	0.7234
GBP	0.5794	0.5846	0.5891
NZD	1.0984	1.0867	1.0396
EUR	0.6528	0.6656	0.6869

Westpac Group December 2017 Pillar 3 Report | 19

Pillar 3 report Disclosure regarding forward-looking statements

This report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this report and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’ or other similar words are used to identify forward-looking statements. These forward-looking statements reflect Westpac’s current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond Westpac’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon Westpac. There can be no assurance that future developments will be in accordance with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those expected, depending on the outcome of various factors, including, but not limited to:

●      the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

●      regulatory investigations, litigation, fines, penalties, restrictions or other regulator imposed conditions, including as a result of our failure to comply with laws (such as financial crime laws), regulations or regulatory policy;

●      internal and external events which may adversely impact Westpac’s reputation;

●      information security breaches, including cyberattacks;

●      reliability and security of Westpac’s technology and risks associated with changes to technology systems;

●      the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

●      market volatility, including uncertain conditions in funding, equity and asset markets;

●      adverse asset, credit or capital market conditions;

●      the conduct, behaviour or practices of Westpac or its staff;

●      changes to Westpac’s credit ratings or to the methodology used by credit rating agencies;

●      levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

●      market liquidity and investor confidence;

●      changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and Westpac’s ability to maintain or to increase market share, margins and fees, and control expenses;

●      the effects of competition in the geographic and business areas in which Westpac conducts its operations;

●      the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

●      the effectiveness of Westpac’s risk management policies, including internal processes, systems and employees;

●      the incidence or severity of Westpac insured events;

●      the occurrence of environmental change (including as a result of climate change) or external events in countries in which Westpac or its customers or counterparties conduct their operations;

●      changes to the value of Westpac’s intangible assets;

●      changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

●      the success of strategic decisions involving diversification or innovation, in addition to business expansion and integration of new businesses; and

●      various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac, refer to ‘Risk factors’ in Westpac’s 2017 Annual Report. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, after the date of this report.

Westpac Group December 2017 Pillar 3 Report | 20